Company Contact:
Randy L. Kotler Interim Chief Financial Officer Telephone: 954-364-4016 Email: rkotler@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Updates Earnings Contribution and Guidance            on Its Transeastern
Joint Venture

HOLLYWOOD, Fla., September 27, 2006 — TOUSA (NYSE: TOA) announced today that it is providing the following additional information in response to investor inquiries on the earnings contributions and guidance from its Transeastern joint venture.

The Transeastern joint venture contributed $4 million of the $65.7 million reported as income from joint ventures for the six months ended June 30, 2006. Additionally, 2006 guidance on income from joint ventures of $115 — $130 million reflected pretax earnings from the Transeastern joint venture in the range of $6-$9 million.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit its website at www.tousa.com.

This press release may contain forward-looking statements. TOUSA wishes to caution readers that certain important factors may have affected and could in the future affect TOUSA’s actual results and could cause TOUSA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of TOUSA. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in TOUSA’s Securities and Exchange Commission filings, including TOUSA’s report on Form 10-K for the year ended December 31, 2005 and TOUSA’s report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on March 10, 2006 and August 8, 2006, respectively.